UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE A CT OF 1934

Date of report (Date of earliest event reported) August 22, 2007

CrossPoint Energy Company
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51699	98-0434381
(Commission File Number)	(IRS Employer Identification No.)

2801 Network Blvd., Suite 810 Frisco, Texas	75034
(Address of Principal Executive Offices)	(Zip Code)

(972) 818-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

    On August 22, 2007, CrossPoint Energy Holdings, LLC (the “Seller”), a wholly-owned subsidiary of CrossPoint Energy Company, entered into a Purchase and Sale Agreement (the “Agreement”) with ERG Resources, L.L.C. (the “Buyer”) to sell all of its interest in the Hoskins Mound Prospect in Brazoria County, Texas for $2.18 million, which amount is subject to adjustment pursuant to the terms of the Agreement (the “Sale”). As part of the Sale, the Buyer is also to purchase for $120,000 two overriding royalty interests relating to the Hoskins Mound Prospect. Current daily net production at the Hoskins Mound Prospect is estimated to be approximately 25 BOPD. Currently, the Seller operates four wells, has an interest in two other wells on the Hoskins Mound Prospect and controls 12,295 acres of farmout lands, all of which will be transferred to the Buyer upon closing of the Sale.

    The closing is expected to occur by September 6, 2007. However, the Seller has the right to extend the closing date for up to 30 days in order to obtain consents and waivers of preferential rights and to cure title defects. The effective date of the Sale is to be July 1, 2007.

    The Sale is subject to certain closing conditions, including that all title defects shall have been cured prior to closing and that all preferential rights shall have been waived. The Buyer has delivered a $400,000 deposit to the Seller which is non-refundable unless the Buyer terminates the Agreement due to title defects that are not cured prior to closing.

    If the Sale occurs, the Seller will use the proceeds to repay a portion of the outstanding debt under its credit facility.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSPOINT ENERGY COMPANY

Date: August 28, 2007	By:	/s/ Daniel F. Collins
Daniel F. Collins
President and Chief Executive Officer